AMENDMENT TO CUSTODIAN AGREEMENT

This Amendment to the Custodian Agreement is dated as of August 6th, 2009 by and between Northwestern Mutual Series Fund, Inc. and each series thereof listed on Exhibit A to such Custodian Agreement (the “Fund”) and Brown Brothers Harriman & Co. (“Custodian”) (the Custodian and each Fund collectively, the “Parties”).

Whereas the Parties have entered into a Custodian Agreement dated as of March 31, 1997, as amended to date (the “Agreement”) pursuant to which the Custodian was appointed as the custodian of the Fund;

Whereas the Parties have agreed to make certain modifications to the Agreement with respect to Rule 17f-4 of the Investment Company Act of 1940, as amended;

Now therefore, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree to amend the Agreement as follows:

I. Amendment to the Agreement

1. The following new subsection 8.6 is hereby added at the end of Section 8 of the Agreement:

“8.6 Controls and Financial Reporting. The Custodian shall, promptly upon request by NMSF, provide reports as are available concerning the internal accounting controls and financial strength of the Custodian. Such reports shall consist of the Custodian’s most recent SAS 70 and the Custodian’s comparative balance as of the Custodian’s most recent fiscal year end, each prepared by the Custodian’s external auditor, or such other comparable documents as are mutually agreed to by the parties.”

II. Miscellaneous

1.	As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

2.	By signing below where indicated, the Parties hereby ratifies and affirms each of the representations and warranties set forth in the Agreement and confirms that each representation and warranty remains true and correct as of the date hereof.

3.	This Amendment, the Agreement and the other agreements, documents and certificates referred to herein or therein constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior or current understandings and agreements, whether written or oral.

4.	Upon receipt by the Custodian of a fully executed copy of this Amendment, this Amendment shall be governed by such laws as provided in Section 14.6 of the Agreement. This Amendment may be executed in original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Patricia R. Fallon
Managing Director

NORTHWESTERN MUTUAL SERIES FUND, INC. on behalf of each series Thereof set forth on Exhibit A to the Agreement

By:	/s/ Patricia L. Van Kampen
President